EXHIBIT 99.10
CONSENT OF STIKEMAN ELLIOTT LLP
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated April 11, 2011 to the prospectus dated December 17, 2009 relating to securities issued pursuant to Registration Statement No. 333-162531 of Export Development Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

April 15, 2011